e.l.f. Beauty, Inc.
Amended and Restated Insider Trading Compliance Program

This Amended and Restated Insider Trading Compliance Program (the “Program”) consists of six sections:
•Section I provides an overview;
•Section II sets forth e.l.f. Beauty, Inc.’s policies prohibiting insider trading;
•Section III explains insider trading;
•Section IV consists of various procedures which have been put in place by e.l.f. Beauty, Inc. to prevent insider trading, including the prohibition of short sales, publicly traded options and hedging transactions and the prohibition of margin purchases and pledging of Company securities by officers and directors;
•Section V explains Rule 10b5-1 trading plans and provides information regarding Section 16 and Rule 144; and
•Section VI refers to the execution and return of a compliance certificate.
I.    Summary
Preventing insider trading is necessary to comply with securities law and to preserve the reputation and integrity of e.l.f. Beauty, Inc. and its subsidiaries (together, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime, and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines, and criminal fines for individuals and entities. Insider trading is also prohibited by this Program and could result in serious sanctions, including dismissal.
This Program applies to all officers, directors and employees of the Company and extends to all activities within and outside an individual’s duties at the Company. This Program also applies to family members of the Company’s officers, directors and employees, as well as other members of such individuals’ households and entities (including trusts, partnerships and corporations) controlled by any individual subject to this Program. References to officers, directors and employees below include the family members, other household members and controlled entities of such officers, directors and employees.
Questions regarding this Program should be directed to the Company’s General Counsel or Chief Financial Officer.

II.    Policies Prohibiting Insider Trading
No officer, director or employee shall purchase or sell any type of security while in possession of material non-public information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company.
No officer, director or employee shall directly or indirectly tip or otherwise provide material non-public information to anyone while in possession of such information. In addition, material non-public information should not be communicated to anyone outside the Company under any circumstances (absent prior approval from the Company’s General Counsel or Chief Financial Officer and execution of an appropriate confidentiality agreement), or to anyone within the Company other than on a need-to-know basis.
III.    Explanation of Insider Trading
As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also stock options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:
•Trading by insiders while in possession of material non-public information;
•Trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
•Communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.    What Facts are Material?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to) information about corporate earnings, earnings forecasts, possible acquisitions or dispositions, major new products or product developments, significant product delays, defects, recalls or discontinuations, significant changes in raw material costs, significant developments regarding contract manufacturers, important business developments such as major contract awards or cancellations, senior-level management or control changes, significant financing developments including pending public sales or offerings of debt or equity securities, defaults on borrowings, bankruptcies, cybersecurity or data security incidents, significant asset write-offs and significant litigation developments. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: When in doubt, do not trade.
B.    What is Non-Public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, PR Newswire, Reuters Economic Services, The Wall Street Journal, Associated Press or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately 48 hours following publication as a reasonable waiting period before such information is deemed to be public.
C.    Who is an Insider?
“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company, such as representatives of independent auditors and outside counsel who have access to such information. Insiders have independent fiduciary duties to the company and its stockholders not to trade on material non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material non-public information about the Company’s business, activities and securities. Officers, directors and employees may not trade the Company’s securities while in possession of material non-public information relating to the Company nor tip (or communicate to anyone within the Company except on a need-to-know basis) such information to others.
The policies and prohibitions contained in this Program will continue to apply to the officer, director or employee after the termination of his or her employment or service with the Company for so long as he or she is in possession of material non-public information about the Company.
D.    Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.
Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.    Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (the “SEC”) and the Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:
•SEC administrative sanctions;
•Securities industry self-regulatory organization sanctions;
•Civil injunctions;
•Damage awards to private plaintiffs;
•Disgorgement of all profits;
•Civil fines for the violator;
•Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person);
•Criminal fines for individual or entity violators; and
•Jail sentences.
In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.
F.    Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material non-public information. The SEC aggressively investigates even small insider trading violations.

G.    Examples of Insider Trading
Examples of insider trading cases include actions brought against corporate officers, directors and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.
Trading by Insider
An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.
Trading by Tippee
An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. Regardless of whether the officer knew that his or her friend would purchase X Corporation’s stock based on the material non-public information provided, the officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.
H.    Prohibition of Records Falsifications and False Statements
Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.    Procedures Preventing Insider Trading; Prohibition of Short Sales, Publicly Traded Options and Hedging Transactions; Prohibition of Margin Purchases and Pledging of Company Securities by Officers and Directors
We have established the following procedures, and will maintain and enforce them, to prevent insider trading. Every officer, director and employee is required to follow these procedures.
A.    Identifying Material Non-public Information
Prior to directly or indirectly trading any security of the Company, every officer, director and employee listed on Schedule I is required to obtain the approval of the Company’s General Counsel or Chief Financial Officer (as part of the pre-clearance procedure discussed below in Section D), who will make a determination whether the Company and/or such officer, director or employee is in possession of material non-public information relating to such security. In making such assessment, the explanations of “material” and “non-public” information set forth above should be of assistance. If the Company’s General Counsel or Chief Financial Officer determines that the Company and/or such officer, director or employee is in possession of material non-public information, there may be no trading of such security.

B.    Information Relating to the Company
1.    Access to Information
Access to material non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (absent prior approval by the Company’s Chief Executive Officer, General Counsel or Chief Financial Officer and execution of an appropriate confidentiality agreement) or to anyone within the Company on an other than need-to-know basis.
In communicating material non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.
2.    Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Company’s Chief Executive Officer, General Counsel or Chief Financial Officer.
C.    Limitations on Access to the Company Information
The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.
    1.    All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material non-public information by, among other things:
•Maintaining the confidentiality of Company related transactions;

•Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be avoided, and only if absolutely necessary conducted so as to prevent access by unauthorized persons;
•Restricting access to documents and files (including computer files) containing material non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
•Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
•Disposing of all confidential documents and other papers after there is no longer any business or other legal reason to keep through shredders when appropriate;
•Restricting access to areas likely to contain confidential documents or material non-public information; and
•Avoiding the discussion of material non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.
    2.    Personnel involved with material non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

D.    Quarterly Black-out Periods
Neither the Company nor any of its officers, directors or employees listed on Schedule I may purchase or sell any securities of the Company during the period beginning 21 days before the end of any fiscal quarter of the Company and ending two full trading days after the public release of earnings data for such fiscal quarter, except for:
(a)the exercise of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale or the sale to a third party of Company securities (a “broker’s cashless exercise” of a Company stock option does involve the sale of Company common stock and therefore would not qualify under this exception);
(b)purchases of the Company’s securities from the Company, sale of the Company’s securities to the Company, or the granting of stock awards by the Company;
(c)bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company; and
(d)subject to Section V.B below, purchases or sales of Company securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction or plan (I) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Program, and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Program.
For the purposes of this Program, a “trading day” shall mean a day on which national stock exchanges are open for trading.
E.    Pre-Clearance of Trades by Officers, Directors and Certain Employees; Event-Specific Trading Restrictions
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities:
•Pre-clearance of Transactions by Officers, Directors and Employees Listed on Schedule I. All transactions in Company securities (including, without limitation, acquisitions and dispositions of Company securities and the sale of Company common stock issued upon exercise of stock options) by officers, directors and employees listed on Schedule I must be pre-cleared by the Company’s General Counsel or Chief Financial Officer.
•Event-Specific Trading Restrictions. In addition, from time to time, the Company, through the Board of Directors, the Company’s disclosure committee, the Chief Financial Officer or General Counsel, may recommend that officers, directors, employees or others suspend trading in our securities because of developments that have not yet been disclosed to the public.

The foregoing restrictions shall not apply to (a) the exercise of stock options that does not involve the sale to a third party of Company securities (a “broker’s cashless exercise” of a Company stock option does involve the sale of Company common stock and therefore would not qualify under this exception), including the exercise of a tax withholding right pursuant to which an option holder has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements, (b) the granting of stock awards by the Company, (c) the vesting, receipt or purchase of shares in settlement of any restricted stock or restricted stock unit agreement (but not the sale of any such shares), including the payment of any associated taxes through the surrender or sale of shares received from such stock award (or the right to receive such shares), and (d) subject to Section V.B below, purchases or sales of Company securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Program, and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Program.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company and must certify that he or she is not aware of material non-public information about the Company. If the requestor is an officer or director of the Company, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction in an appropriate Section 16 filing (i.e., Form 4). If the requestor is subject to Rule 144, the requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale. See Section V below for more information regarding Section 16 and Rule 144.
Subject to the exceptions noted above, all those affected should not trade in our securities while the suspension is in effect and should not disclose to others that we have suspended trading. Also, please consult the “Insider Trading Reminders” attached to this Program as “Attachment A.”
F.    Prohibition of Short Sales, Publicly Traded Options and Hedging Transactions; Prohibition of Margin Purchases and Pledging of Company Securities by Officers and Directors
    1.    Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Program. In addition, Section 16(c) of the 1934 Act absolutely prohibits insiders from making short sales of the Company’s securities (i.e., sales of shares which the insider does not own at the time of sale, or sales of Company securities against which the insider does not deliver the shares within 20 days after the sale).
    2.    Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s securities, on an exchange or in any other organized market, are prohibited by this Program.
    3.    Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow such officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s securities are prohibited by this Program.
4.    Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

The Company does not permit officers and directors to purchase the Company’s securities on margin or to pledge the Company’s securities as collateral to secure loans. This prohibition means, among other things, that officers and directors cannot hold the Company’s securities in a “margin account” (which would allow them to borrow against their holdings to buy securities).
Nothing in this Program is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
V.    Rule 10b5-1 Trading Plans; Section 16 and Rule 144
A.    Rule 10b5-1 Trading Plans
    Rule 10b5-1 trading plans are designed to protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade the Company’s securities (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and shall be exempt from the trading restrictions set forth in the Program. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions of transactions involving the Company’s securities. Each such Trading Plan, and any modification thereof, shall be submitted to and pre-approved by the Company’s General Counsel, Chief Financial Officer or such other person as the Company’s board of directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company securities without the restrictions of windows and black-out periods even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s securities. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material non-public information, and only during a trading window period outside of the black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Company securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the board of directors, in his, her or its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in Company securities. Failure to discontinue purchases and sales as directed is a violation of the terms of this Section V and will result in a loss of the Trading Plan exemption set forth in this Section V.
In addition, the Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, amendment, termination, or revocation of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.
Timing. Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including the exercise of stock options. Trading Plans are to be implemented only during open window periods and when the individual is not aware of any material non-public information.
Rule 10b5–1(c)(1) provides an affirmative defense to Section 10(b) and Rule 10b–5 liability, and an individual’s purchase or sale of securities will not be “on the basis of” material non-public information, if a person satisfies the following conditions:
•First, before becoming aware of the information, the individual in good faith enters into a binding contract to purchase or sell the securities, provides instructions to another person to purchase or sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
•Second, the Trading Plan must:
•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold; or
•include a written formula or computer algorithm for determining the amount of securities to be purchased or sold and the price at which and date on which the securities are to be purchased or sold; and

•prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s securities under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
•Fourth, directors and officers subject to the reporting requirements of Section 16 of the 1934 Act (“Section 16 Officer”) must include a representation in their Trading Plan certifying that at the time of the adoption of a new or modified Trading Plan: (1) they are not aware of material nonpublic information about the Company or its securities and (2) they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
•Finally, the individual must act in good faith with respect to the Trading Plan.
Cooling-Off Period. Trades pursuant to a Trading Plan for Section 16 Officers and directors may not occur until the later of: (i) 90 days following the Trading Plan adoption or modification or (ii) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted or modified (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption or modification). For all other employees and any other persons, other than the Company, trades pursuant to a Trading Plan may not occur until 30 days following the Trading Plan adoption or modification.
Limitations on the Number of Plans that May Be Adopted. An individual may not rely on the affirmative defense provided by Rule 10b5-1 for (i) overlapping Trading Plans for open market purchases or sales of any class of securities of the Company or (ii) more than one single-trade Trading Plan during any consecutive 12-month period. The limitation on overlapping Trading Plans does not apply to: (i) Trading Plans that authorize qualified sell-to-cover transactions (i.e., “the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award”), which exception does not apply to sales incident to the exercise of stock options, and the individual does not otherwise control the timing of the sales; (ii) a series of separate Trading Plans with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades of securities held in separate accounts, provided that the contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to Rule 10b5-1(c)(1); or (iii) two separate Rule 10b5-1 plans maintained at the same time, so long as trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution.1
1.    Revocation/Amendments to Trading Plans
Revocation or amendment of Trading Plans should occur only in unusual circumstances.
Effectiveness of any revocation of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Subject to the prior review and approval of the Authorizing Officer, a person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a
1 If the earlier-commencing plan is terminated prior to its expiration date, then the cooling-off period for the later-commencing plan will be deemed to commence as of the date of the termination of the earlier-commencing plan.

quarterly trading black-out period and at a time when the Trading Plan participant does not possess material non-public information. Trading Plan amendments that change the amount, price or timing of the purchase or sale of the securities underlying the Trading Plan will trigger a new cooling-off period as set forth in Section V.A. above for newly adopted Trading Plans.
You should note that revocation or amendment of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke or amend a Trading Plan.
Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

2.    Discretionary Plans
Discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.
The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s securities or stock option exercises, including but not limited to, blind trusts or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s securities once the Trading Plan or other arrangement has been pre-approved.

3.    Rule 144 and Section 16 Reporting (if Required)
An SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires ____.” For Section 16 reporting persons, Forms 4 should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above. For more information about Rule 144 and Section 16, see Sections V.B and C below.

4.    Stock Options
Cash exercise of stock options currently can be executed at any time. “Same day sales” exercises of stock options are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a same day sale in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the stock option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

5.    Trades Outside of a Trading Plan
Subject to compliance with the Program, during an open window, trades which differ from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed and the shares subject to any existing Trading Plan are not traded outside of such plan.
Trading Plans do not exempt individuals from complying with the Section 16 six-month short-swing profit rules or from liability under Section 16.

6.    Public Announcements and Required Disclosures

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

Pursuant to new Item 408(a) of Regulation S-K under the 1934 Act (“Regulation S-K”), the Company will be required to make quarterly disclosures regarding the adoption, modification, and termination of Trading Plans and certain other written trading arrangements by directors and Section 16 Officers for the trading of its securities and the material terms of each arrangement (other than pricing terms), such as the name and title of the director or officer, date of adoption or termination of the trading arrangement, duration of the trading arrangement, and aggregate number of securities to be purchased or sold. Additionally, pursuant to new Item 408(b) of Regulation S-K, the Company must (i) disclose annually, in Form 10-K and proxy and information statements on Schedule 14A and Schedule 14C that it has adopted the A&R Insider Trading Compliance Program; and (ii) file a copy of the A&R Insider Trading Compliance Program as an exhibit to Form 10-K.

7.    Short Sales, Publicly Traded Options and Hedging Transactions are Prohibited
As discussed above, short sales, publicly traded options and hedging transactions are prohibited by this Program. This prohibition also applies to any transaction under a Trading Plan.
8.    Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

As discussed above, the Company does not permit officers and directors to purchase the Company’s securities on margin or to pledge the Company’s securities as collateral to secure loans. This prohibition also applies to any transaction under a Trading Plan.
B.    Section 16 (Applicable to Officers, Directors and 10% Stockholders)
1.    Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5
Section 16(a) of the 1934 Act generally requires all Section 16 Officers, directors and 10% stockholders (“Section 16 Insiders”) within 10 days after the insider becomes an officer, director or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s common stock, stock options and warrants which the Section 16 Insider beneficially owns. Following the initial filing on Form 3, every change in the beneficial ownership of the Company’s common stock, stock options and warrants, including as a result of a disposition of equity securities by gift, must be reported on an SEC Form 4 within two business days after the date on which such change occurs or in certain cases on SEC Form 5 within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date (or for gifts, the date of the gift).
In certain situations, purchases or sales of Company securities made within six months prior to the filing of a Form 3 must be reported on a Form 4. Similarly, certain purchases or sales of Company securities made within six months after a Section 16 Officer or director ceases to be a Section 16 Insider must be reported on a Form 4.
The Legal Department office will oversee the preparation of the Section 16 forms (unless you have indicated that you prefer to prepare and file your own Forms 4). For your personal transactions, and due to the two-business day electronic filing requirement, it is essential that you pre-clear any proposed transactions by the General Counsel or Chief Financial Officer, work directly with the E*TRADE executive services team in order to execute any trade by contacting Cory Maughan at cory.maughan@etrade.com or execsrvcs@etrade.com, provide all information necessary for SEC reporting, respond promptly to the Legal Department’s office, and otherwise assist in completing the required forms, if you wish to obtain approval of and to proceed with any proposed transaction.
While the Company is offering its assistance to its Section 16 filers to help them comply with the Section 16 rules, you should recognize that it remains your obligation to see that your filings are accurate and made on time, and that you have no Section 16(b) trading liability. The Company cannot assume any legal responsibility in this regard. Under the law, if a filing is missed, you are personally responsible, notwithstanding that the Company has undertaken to prepare a required form. Please do not hesitate to call the General Counsel if you have any questions about any proposed transaction or about the Section 16 reporting requirements generally.
2.    Recovery of Profits Under Section 16(b)
For the purpose of preventing the unfair use of information which may have been obtained by a Section 16 Insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Company securities during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The Section 16 Insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.
The liability of a Section 16 Insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statements.

3.    Short Sales Prohibited under Section 16(c)
Section 16(c) of the 1934 Act prohibits Section 16 Insiders absolutely from making short sales of the Company’s securities, i.e., sales of shares which the Section 16 Insider does not own at the time of the sale or sales of securities against which the Section 16 Insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability.
The Company’s General Counsel should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
C.    Rule 144 (Applicable to Officers, Directors and 10% Stockholders)
Rule 144 imposes a series of restrictions upon the sale of Company common stock by affiliates (generally, directors, officers and 10% stockholders of the Company). These restrictions may be summarized as follows:
•Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.
•Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
•Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.
•Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.
VI.    Execution and Return of Certification of Compliance
After reading this Program, all officers, directors and employees should execute and return, as indicated in the form, the Certification of Compliance form attached as “Attachment B.”

Dated Effective: February 27, 2023

Schedule I*
See attached.

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Insider Trading Reminders
Before engaging in any transaction in the Company securities, please read the following:
Both the federal securities laws and the Company’s policy prohibit transactions in the Company’s securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you, including entities controlled by you.
Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the information has been made available to the public for at least 48 hours before engaging in any transaction.
Neither the Company nor any of its officers, directors or employees listed on Schedule I attached to the Amended and Restated Insider Trading Compliance Program may trade in any securities of the Company during the period beginning 21 days before the end of any fiscal quarter of the Company and ending two full trading days after the public release of earnings data for such fiscal quarter, except for:
(a)the exercise of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale or the sale to a third party of Company securities (a “broker’s cashless exercise” of a Company stock option does involve the sale of Company common stock and therefore would not qualify under this exception);
(b)purchases of the Company’s securities from the Company, sale of the Company’s securities to the Company, or the granting of stock awards by the Company;
(c)bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company; and
(d)subject to Section V.B of the Company’s Amended and Restated Insider Trading Compliance Program, purchases or sales of Company securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, (ii) was pre-cleared in advance pursuant to the Company’s Amended and Restated Insider Trading Compliance Program, and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to the Company’s Amended and Restated Insider Trading Compliance Program.
For further information and guidance, please refer to our Amended and Restated Insider Trading Compliance Program and do not hesitate to contact the Company’s General Counsel or Chief Financial Officer.
Attachment A

IMPORTANT: All transactions in the Company’s securities by officers, directors and employees listed on Schedule I attached to the Amended and Restated Insider Trading Compliance Program must be pre-cleared by contacting the Company’s General Counsel or Chief Financial Officer, subject to those certain exceptions specified in Section 4.E of the Company’s Amended and Restated Insider Trading Compliance Program.

Attachment A

e.l.f. Beauty, Inc.
Certification of Compliance

I have received, read and understand the e.l.f. Beauty, Inc. Amended and Restated Insider Trading Compliance Program and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) e.l.f. Beauty, Inc., to comply fully with the policies and procedures contained therein.

Signature            Date

Print Name & Title

Please return this Certificate of Compliance to Hillary Lyon at the corporate offices at 570 10th Street, Oakland, CA 94607, or by email at hlyon@elfbeauty.com.

Attachment B